Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this proxy statement/prospectus constituting part of the Registration Statement on Form S-4 of Canopius Holdings Bermuda Limited of our reports dated March 1, 2010, except for Note 21, as to which the date is March 1, 2011 and Note 2, as to which the date is February 29, 2012, with respect to the consolidated financial statements, financial statement schedules, and the effectiveness of internal control over financial reporting of Tower Group, Inc., which appear in Tower Group, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2009. We also consent to the reference to us under the heading “Experts” in such proxy statement/prospectus.

/s/ JOHNSON LAMBERT LLP

Falls Church, Virginia

October 10, 2012